Exhibit 10.23

Microsort® Lease and Services Agreement

This Microsort® Lease and Services Agreement (“Agreement”) is entered into effective April 8, 2019 (“Effective Date”):

BY AND BETWEEN

MicroSort International (“MSI”), a division of the Genetics & IVF Institute, Inc. (“GIVF”), a corporation formed under the laws of the Commonwealth of Virginia in the United States, with its principal place of business at 3015 Williams Drive, Fairfax VA 22031, USA;

AND

First Fertility PGS Center Limited (“FFPCCL”), a Limited Liability Company formed under the laws of Thailand, with its principal place of business at Unit A8-l8 8th Floor, Goldenland Building, No.153/3 Soi Mahardlekluangl, Rajadamri Road, Lumpini, Patumwan, Bangkok Thailand, 10330

WHEREAS

MSI owns the sperm sorting equipment and related technology known as MicroSort®;

AND WHEREAS

FFPCCL intends to establish and operate a MicroSort® sperm sorting facility in Thailand (“Facility”).

AND IT IS HEREBY AGREED AS FOLLOWS:

1. Commencement Date. The parties will work cooperatively with a view to opening the Facility by September 1 2019. In any event, the earlier to occur of: (a) the date the Facility commences commercial operations; or (b) October 1, 2019 shall be the “Commencement Date” for purposes of this Agreement.

2. Exclusivity. During the Term (as defined below), FFPCCL shall have the exclusive right to utilize the MicroSort® Equipment in Thailand and to market and sell MicroSort® sperm sorting services in Thailand.

3. Establishment of Facility. FFPCCL will establish the Facility, including obtaining and maintaining all licenses, permits, certifications and other authorizations necessary to operate the Facility and the MicroSort® Equipment in accordance with applicable legal requirements; leasing and renovating appropriate space; acquiring office furniture, fixtures, equipment and supplies; obtaining utilities, high-speed internet and other necessary vendor services; obtaining customary insurance coverage; and installing signage. FFPCCL will be responsible for maintaining the Facility (other than the MicroSort® Equipment) during the Term.

4. Equipment and Supplies (other than the MicroSort® Equipmént). FFPCCL shall furnish the equipment, reagents and other supplies necessary for the Facility to operate efficiently and to enable the proper and effective use of the MicroSort® Equipment.

5. Facility Services; Standard of Care. FFPCCL will be responsible for operating the Facility and providing sperm sorting services to customers. FFPCCL shall utilize the MicroSort® Equipment in accordance with the training provided by MSI, the MicroSort® Manuals (defined below) and MSI’s instructions. The Facility will operate and provide services in a manner that is commensurate with the standard of care in its community.

6. Facility Personnel. FFPCCL will recruit and retain appropriate personnel to operate the Facility in a compliant, efficient and productive manner during the Term. All Facility personnel shall be employees or contractors of FFPCCL, and FFPCCL shall be solely responsible for compliance with all applicable labor and employment laws. Under no circumstances shall Facility personnel be employees, contractors, agents or representatives of MSI.

7. MicroSort® Equipment.

7.1. Lease. MSI agrees to lease to FFPCCL, and FFPCCL agrees to lease from MSI, one MicroSort® machine and related technology (“MicroSort® Equipment”), under the terms and conditions of this Agreement. MSI will at all times be the owner of the MicroSort® Equipment, including the intellectual property associated with the MicroSort® Equipment. The MicroSort® Equipment may not be subleased to, or utilized by, any person or entity other than FFPCCL and its trained personnel.

7.2. Shipping; Set-Up. MSI will ship the MicroSort® Equipment to the Facility, and will be responsible for all freight, handling and insurance charges, export clearances and the like. FFPCCL will be responsible for obtaining the necessary import permissions and paying all customs, duties and taxes required to import the MicroSort® Equipment, and for arranging for its safe delivery to the Facility from the relevant Thai port. MSI will not be liable for damages or penalties for delay in delivery or for failure to give notice of any such delay. MSI will bear the risk of loss of the MicroSort® Equipment up until it is delivered to FFPCCL, at which time the risk of loss will pass to FFPCCL. MSI personnel will be on-site to set up the MicroSort® Equipment in the Facility.

7.3. Manuals. MSI will provide FFPCCL with its product, training and other applicable manuals, including updates as they are released (“MicroSort® Manuals”), and FFPCCL will operate the MicroSort® Equipment as set forth in the MicroSort® Manuals. The MicroSort® Manuals are written in English.

7.4. Ouality Control. In general, the parties agree to work cooperatively to support the performance, quality, safety and efficiency of Facility’s sperm sorting services, and to ensure that the MicroSort® Equipment operates within MSI’s established performance parameters. FFPCCL shall work with MSI to implement MSI’s quality control policies and procedures. MSI may request shipment of control samples to MSI for evaluation from time to time, at its expense, and FFPCCL shall provide such samples.

7.5. Alterations. FFPCCL may not make any repairs, alterations, improvements or other modifications of any kind to the MicroSort® Equipment, unless expressly directed to do so by MSI, and may not remove the MicroSort® Equipment from the Facility, except with the consent of MSI.

8. Ancillary Services. MSI will provide the following services (collectively, “Ancillary Services”):

8.1. MicroSort® Training. MSI will provide all necessary MicroSort® training to FFPCCL’s personnel. Before the Facility commences operations, FFPCCL will send up to two (2) of its employees to one of MSI’s existing MicroSort® facilities, for three weeks of MicroSort® training, then MSI will send one (1) of its employees or contractors to the Facility for an additional two weeks of MicroSort® training. For this start-up training, each party will be responsible for the cost of travel and meals for its own personnel, and MSI will cover the reasonable costs of lodging for FFPCCL’s personnel, up to US $3,000. Thereafter, new Facility employees who will perform sperm sorting services will undergo the same course of training, and each party will be responsible for all of its own expenses.

8.2. Maintenance. MSI shall be responsible for all maintenance of the MicroSort® Equipment, and FFPCCL shall cooperate with MSI by reporting problems promptly, and in any event within 24 hours of becoming aware of a problem, and implementing changes or updates as directed by MSI. In the event of damage clearly caused by FFPCCL or its employees or agents, FFPCCL will reimburse MSI for the cost to repair such damage. MSI shall have full access at all times to the MicroSort® Equipment and related records for the purposes of inspection, maintenance, repair or other activities consistent with this Agreement.

8.3. Technical Support. MSI shall provide technical and engineering support for the use of the MicroSort® Equipment, at MSI’s expense. Technical support may consist of remote diagnosis and troubleshooting, or on-site technical or engineering support, as determined by MSI.

9. Marketing and Advertising.

9.1. Use of Trademarks. MSI hereby grants to FFPCCL the non-exclusive right, during the Term only, to do business as, and to market and advertise the sperm sorting service using the names, logos and trademarks of, “MicroSort®,” and “MicroSort® Thailand” (the “Marks”). FFPCCL shall have no claim or right in, nor shall it attempt any filings or registrations with respect to, the Marks, or any trademarks, service markss or trade names owned, used or claimed now or in the future by MSI or GIVF.

9.2. Promotional Activities. FFPCCL will be responsible for marketing and advertising the Facility within Thailand. MSI will place references and links to the Facility and its website on the MSI website in the same manner that it does for other MicroSort® laboratories. The parties will also promote the Facility by sponsoring and/or sending representatives to conferences and other appropriate events by mutual agreement. MSI will send a representative and/or speaker to at least three such events in Thailand during the Initial Term (defined below).

9.3. Press Releases. Any press release regarding this Agreement is subject to prior review and written approval of the parties.

10. Reporting.

10.1. Periodic Meetinzs. The parties agree to participate in telephonic or in-person meetings (at the Facility) on a periodic basis, to discuss their ongoing relationship and the Facility’s operations, including without limitation the volume of business, training, support, marketing, success rates and the like. MSI will be permitted to inspect the Facility and related records on-site at least once per year.

10.2. Monthly Reports. Each procedure utilizing the MicroSort® Equipment is referred to as a “Sort.” Within ten (10) days after the end of each month, FFPCCL will provide a written report covering the preceding month to MSI, which will include, at a minimum, the total number of Sorts performed, and for each Sort: (a) whether it was for X or Y chromosomes; (b) the purpose (i.e. genetics or family balancing); (c) the purity rate; (d) the type cycle (i.e., IUI or IVF); and (e) the patient’s country of origin. MSI may request reporting on additional metrics in the future.

10.3. FFPCCL’s Records. FFPCCL shall keep full, true and accurate records of each Sort performed, in accordance with its policies and procedures and applicable law. FFPCCL shall make these records available for review by MSI upon fifteen (15) days prior written notice.

10 4. Adverse Events. FFPCCL agrees to provide to MSI all information pertaining to adverse events or major malformations that occur for patients who receive sperm sorting services, immediately upon (and in any event within 24 hours of) receiving such information.

11. Compensation.

11.1. Lease, Management Services and Licensing Fee. In consideration of the use of the MicroSort® Equipment, provision of the Ancillary Services and licensure of the associated intellectual property, and beginning on the first day of the month on or immediately after the Commencement Date, FFPCCL will pay MSI a flat monthly fee (“Fee”), as follows:

●	$3,000 per month for months 1 through 3;

●	$6,000 per month for months 4 through 6; and

●	$9,000 per month thereafter.

FFPCCL shall be solely responsible for billing and collecting charges from patients for sperm sorting services, and the Fee will be due to MSI, whether or not FFPCCL actually performs Sorts or collects from patients.

11.2. Down Payment. Within 10 days of the Effective Date, FFPCCL will deposit with MSI US $15,000 (“Retainer”), as a down-payment for the first four months of Fees. The Retainer is non-refiindable and MSI will not pay interest on the deposited funds.

11.3. Monthly Payments. Beginning with the 5th month of operations following the Commencement Date, Fees will be due no later than ten (10) days following the end of the month in which they were earned. The Retainer and Fees shall be paid in U.S. dollars by wire transfer to the account designated by MSI.

12. Confidentiality.

12.1. This Agreement. Each party shall, and shall cause its members, managers, directors, officers, owners, employees or other representatives (collectively, “Representatives”) to, keep confidential the terms of this Agreement, and the related negotiations between the parties, except as and to the extent disclosure is required by law; provided, however, that a party may make disclosures to its legal, accounting and other advisors (each, an“Advisor”) that represent it in connection with this Agreement, but only if such Advisors are informed of this confidentiality requirement and agree to abide by it. If a party is required by law to make a disclosure, the party shall: (a) prior to the disclosure, provide the other party with the content of the proposed disclosure, the reasons the disclosure is required by law and the time and place the disclosure will be made; and (b) limit the disclosure to the minimum amount required by law. Each party shall be liable for wrongful disclosures by its Representatives or Advisors

12.2. Definition. In the course of performing their respective obligations under this Agreement, each party may acquire and make use of the other party’s proprietary, confidential or other non-public information related to its business, including without limitation trade secrets, contractual terms, business plans, management techniques and strategies, financial statements, internal memoranda, reports, patient medical records, patient and customer lists, personnel data, contracts, confidential technology and other materials, records and/or information of a proprietary nature (collectively,“Confidential Information”).

12.3. Covenant of Confidentiality. Each party acknowledges that the other has and will continue to expend considerable resources to develop its Confidential Information, and that a party would be materially harmed by it misuse or unauthorized release. Except as expressly permitted by this Agreement, no party or its Representatives or Advisors will: (a) reveal the other party’s Confidential Information to any person or entity, other than its Representatives and Advisors who need to know it; or (b) utilize the other party’s Confidential Information for any purpose other than implementing this Agreement.

12.4. Exceptions. Notwithstanding the foregoing, each party may disclose any Confidential Information received from the other party to any governmental or regulatory authority if required by applicable law and in accordance with Section 12.1 above. A party’s obligations with respect to any item of Confidential Information disclosed to it will terminate if that item of Confidential Information is published or otherwise becomes generally available to the public, unless the availability to the public shall have resulted, directly or indirectly, from any act, omission or fault of the receiving party. In addition, this Section 12.4 will not apply to any item of Confidential Information that, at the time of disclosure, was already generally available to the public, or was already in the possession of the party intending to utilize the Confidential Information and was not acquired by that party, directly or indirectly, as protected information. Each party shall be liable for wrongful disclosures by its Representatives or Advisors.

12.5. Return of Materials. Upon termination of this Agreement for any reason, neither party will take or retain any Confidential Information of the other party in any form (written, electronic or other media) or of any kind, and each party will return all Confidential Information of the other party in its possession or control to such other party on the earlier to occur of: (a) demand for return; or (b) termination of this Agreement.

13. Risk of Loss; Casualty; Insurance. Following delivery of the MicroSort® Equipment to the Facility and throughout the Term, FFPCCL shall: (a) be solely responsible for, and bear all risk of loss from casualty or theft with respect to, the MicroSort® Equipment (except for routine maintenance or repair, which is provided by MSI); and (b) at its expense, maintain property, casualty and fire insurance, covering the MicroSort® Equipment, with limits of at least U.S. $50,000 per occurrence. FFPCCL shall provide evidence of insurance coverage to MSI upon request. FFPCCL shall not be responsible for any loss caused by the intentional or negligent act or omission of MSI or its employees or agents.

14. Parties Responsible for their Own Actions. Each party shall be responsible for its own acts and omissions, and those of its personnel, to the extent that it would be responsible under statutory or common law. Nothing in this Agreement shall impute or transfer responsibility for the acts or omissions of one party (or its personnel) to the other party.

15. Indemnification. Each party specifically reserves any common law right of indemnity and/or contribution that it may have against the other. Each party agrees to indemnify, defend and hold harmless the other party and its directors, officers, employees and agents against any and all liability and expense, including defense costs and legal fees as they are incurred in connection with claims or demands for damages of any nature whatsoever including, but not limited to, bodily injury, death, personal injury or property damage, to the extent they arise from or are caused by the indemnifying party’s acts or failure to act or the acts or failure to act of its members, directors, officers, employees or agents.

16. Term and Termination.

16.1. Term. This Agreement shall have an initial term (“Initial Term”) of five (5) years, commencing on the Effective Date. If neither party gives written notice to the other at least sixty (60) days prior to expiration of the Initial Term that it does not intend to renew, then this Agreement shall renew automatically for successive one-year terms on each anniversary of the Effective Date following the Initial Term (each, a “Renewal Term,” and together with the Initial Term, the “Term”). During the three months preceding each anniversary of the Commencement Date, the parties shall review the activities of the Facility and consider whether any amendments or adjustments are advisable to ensure the continued operation of the Facility on terms that will be mutually beneficial to the parties. Consent to making such amendments or adjustments shall not be unreasonably withheld; however, amendments to this Agreement may only be made in accordance with Section 21.

16.2. Termination.

(a) Without Cause. At any time after the second anniversary of the Effective Date, either party may terminate this Agreement for any reason or no reason, by giving the other party written notice at least 180 days prior to the intended termination date.

(b) Uncured Breach. If either party shall give notice to the other that the other party has substantially defaulted in the performance of any obligation under this Agreement, and the default shall not have been cured within thirty (30) days following the giving of the notice, the non-defaulting party shall have the right to terminate this Agreement at any time following such thirty (30) day period by delivering written notice to the defaulting party.

(c) Legal or Regulatory Prohibition. In the event that a party determines in good faith that a provision of Thai law or regulation would invalidate this Agreement or render performance of this Agreement illegal, then it shall give notice to the other party, providing reasonable evidence to support the determination. The parties will then negotiate in good faith to amend this Agreement to achieve legal compliance and maintain the intended economic effects. If the parties do not enter into a written amendment within thirty (30) days after the date of the notice seeking re-negotiation, then either party may terminate this Agreement.

16.3 Effect of Termination. Upon termination or expiration of this Agreement for any reason, neither party shall have any further obligations under this Agreement except for: (a) obligations accruing prior to the date of termination, including, without limitation, payment or Fees and provision of reports relating to Sorts performed prior to the termination of this Agreement; (b) obligations, promises or covenants set forth in this Agreement that are intended to extend beyond the Term; and (c) FFPCCL’s obligation to return the MicroSort® Equipment to MSI in the same condition in which it was received, ordinary wear and tear excepted. MSI will arrange for return packing, shipping and handling at its expense.

17. Relationship of the Parties. The parties are separate entities operating independently. The parties intend and agree that this Agreement shall form a contractual relationship between them, and does not constitute and shall not be construed to be or to create a partnership, joint venture or employment relationship between them or any of their respective employees, contractors or agents.

18. Assignment. This Agreement may not be assigned by a party without the written consent of the other party; provided, however, that MSI may assign this Agreement to an MSI affiliate in its sole discretion. In the event MSI assigns this Agreement to an affiliate that was not an MSI affiliate on the Effective Date, MSI will give FFPCCL written notice within 30 days after the assignment. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the parties.

19. Dispute Resolution. The parties agree to perform this Agreement on the basis of good faith and fair dealing. In the event a dispute arises under this Agreement, the parties agree first to engage in a good faith effort to resolve the controversy, each at its own expense.

19.1. Mediation. In the event the controversy cannot be resolved informally within thirty (30) days, the parties agree next to try and settle the dispute by mediation to take place in New York City, New York, USA, administered by the International Centre for Dispute Resolution (“ICDR”) under its International Dispute Resolution Procedures (Including Mediation and Arbitration Rules). The parties agree to select a retired judge located in New York City, New York, USA, to be the mediator, if one is at all available. Any and all costs of such mediation (namely, the ICDR’s fees and the mediator’s fees) shall be borne equally between the parties, except that the parties shall bear their own attorneys’ fees and costs.

19.2. Binding Arbitration. If settlement is not reached within sixty (60) days after service of a written notice requesting mediation pursuant to Section 19.1, any unresolved controversy arising out of or relating in any way to this Agreement or to the services provided under this Agreement shall be settled through binding arbitration before the ICDR in New York City, New York, USA in accordance with its International Dispute Resolution Procedures (Including Mediation and Arbitration Rules) and International Commercial Arbitration Supplementary Procedures, where applicable.

(a) The number of arbitrators shall be one (1). If at all available, the parties agree to select an arbitrator with experience in international commercial contracts.

(b) During any such arbitration, each party shall be entitled to request and receive document discovery and to depose a limited number of potential witnesses.

(c) The initial costs of any such arbitration shall be borne equally between the parties; provided, however, that the prevailing party (regardless of whether the prevailing party is the claimant or respondent) shall be entitled to have its reasonable attorneys’ fees and costs incurred in connection with the arbitration paid for by the other party.

(d) Judgment upon any arbitration award rendered may be entered in any court of competent jurisdiction.

19.3 Proceedings in Equity Permitted. Nothing contained in this Section 19 shall limit the right of a party to seek injunctive and/or equitable relief in any court of competent jurisdiction in order to enforce obligations under or the terms of this Agreement.

20. Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, USA, without giving effect to the principles of conflict of law.

21. Amendment. This Agreement may be changed, modified or amended only by written agreement of both parties.

22. FCPA Compliance. Each party hereby represents, warrants, covenants and agrees that neither it nor any of its respective members, officers, directors, employees, agents or representatives acting on its behalf in relation to this Agreement has or will, directly or indirectly, made or make any offer, payment, authorization or promise to pay any money or to give any gift or anything else of value to any government official for the purpose of: (a) influencing an official act or decision of that person; (b) inducing that person to omit to do any act in violation of his or her lawful duty; (c) securing any improper advantage; or (d) inducing that person to use his influence with a government, instrumentality or public international organization to affect or influence any government act or decision, or in order to assist it or any of its affiliates in obtaining or retaining business, nor have any of them taken nor will any of them take any such action if it would be in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any applicable law of similar effect

23. Notice. All notices required or permitted under this Agreement will be in writing and sent to the addresses set forth at the beginning of this agreement, or such other address as may be designated by a party by giving written notice to the other party pursuant to this paragraph and will be deemed given: (a) when delivered personally; (b) when sent by confirmed facsimile or email (followed by the actual document in air mail / air courier); or (c) seven (7) days after having been sent by registered or certified mail.

24. Execution in Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original and all of which together shall constitute one agreement binding on the parties. Facsimile signatures shall be treated as original signatures.

IN WITNESS WHEREOF, FFPCCL and MSI have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

MicroSort International, Division of the Genetics & Ivf Institute, Inc.		FIRST FERTILITY PGS CENTER COMPANY LIMITED

By:	/s/ Nadeem Malik	By:	/s/ Alfred Siu
	Nadeem Malik		Alfred Siu
	Director	Title:	MANAGING DIRECTOR